Exhibit 99.1

Expedia, Inc. Reports Third Quarter 2010 Results

BELLEVUE, Wash.—October 28, 2010—Expedia, Inc. (NASDAQ: EXPE) today announced financial results for its third quarter ended September 30, 2010.

•	Revenue growth accelerated to 16% year over year driven by healthy unit growth in both hotel and air and another strong performance in our advertising and media business.

•	Advertising and media revenue grew 40% driven by TripAdvisor® with third-party revenue growth of 59%.

•	Year to date, the company has returned over $440 million to shareholders through dividends and share repurchases.

Financial Summary & Operating Metrics (figures in $MMs except per share amounts)

Metric	Three Months Ended 9.30.10	Three Months Ended 9.30.09	Y / Y Growth
Transactions (mm)	18.1	15.9	14%
Gross bookings	6,891.6	5,913.8	17%
Revenue	987.9	852.4	16%
Revenue margin	14.3%	14.4%	(8bps)
Operating income before amortization* (“OIBA”)	293.7	256.4	15%
Operating income	276.8	223.0	24%
Adjusted net income *	191.3	144.9	32%
Net income attributable to Expedia, Inc.	176.6	117.0	51%
Adjusted EPS *	$0.66	$0.48	38%
Diluted EPS	$0.62	$0.40	55%
Free cash flow *	(35.8)	(45.1)	21%

*	”Operating income before amortization,” “Adjusted net income,” “Adjusted EPS” and “Free cash flow” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Definitions of Non-GAAP Measures” and “Tabular Reconciliations for Non-GAAP Measures” on pages 15-17 herein for an explanation of non-GAAP measures used throughout this release. The definitions for OIBA and Adjusted net income were revised in the first quarter of 2009.

Please refer to the Glossary in the Financial Information section on Expedia’s corporate website for definitions of the business and financial terms discussed within this press release.

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Discussion of Results

Gross Bookings, Revenue & Revenue Margins

Gross bookings increased 17% (18% excluding the estimated impact from year on year changes in foreign exchange rates) for the third quarter of 2010 compared with the third quarter of 2009, driven primarily by 14% growth in transactions, a 9% increase in average airfares and a 4% increase in hotel average daily rates. Domestic bookings increased 16% and international bookings increased 17% (22% excluding foreign exchange).

Revenue increased 16% (19% excluding foreign exchange) for the third quarter, primarily driven by an increase in hotel revenues and advertising & media revenues. Domestic revenue increased 15% while international revenue increased 18% (27% excluding foreign exchange).

Revenue as a percentage of gross bookings (“revenue margin”) was 14.3% for the third quarter, a decrease of 8 basis points compared to the third quarter of 2009, due primarily to higher average air ticket prices partially offset by growth in advertising and media revenue.

Products & Services Detail

Worldwide hotel revenue increased 14% for the third quarter due to a 14% increase in room nights stayed, including rooms delivered as a component of packages. Revenue per room night remained essentially flat.

Worldwide air revenue increased 14% for the third quarter, primarily due to a 10% increase in air tickets sold and a 4% increase in revenue per ticket. Revenue per ticket increased primarily as a result of higher average airfares.

Advertising and media revenue increased 40% for the third quarter, driven by a 59% increase in third-party revenue for TripAdvisor. All other revenue (primarily car rentals and destination services) increased 8% for the third quarter.

As a percentage of worldwide revenues in the third quarter of 2010, hotel accounted for 66%, advertising & media accounted for 12%, air accounted for 10% and all other revenues accounted for the remaining 12%.

Profitability

OIBA for the third quarter increased 15% (22% excluding foreign exchange) to $293.7 million primarily due to increased revenues, partially offset by increased costs and expenses. OIBA decreased 36 basis points as a percentage of revenue to 29.7% due to growth in sales & marketing and technology & content expenses in excess of revenue growth. Operating income increased 24% due to the same factors impacting OIBA. In addition, operating income for the third quarter of 2009 included $14 million of restructuring charges.

Adjusted net income for the third quarter increased $46 million compared to the prior year period primarily due to higher OIBA and a lower effective tax rate. Net income increased $60 million compared to the prior year period primarily due to higher operating income and a lower effective tax rate. Adjusted EPS increased 38% to $0.66 and diluted EPS increased 55% to $0.62.

Our effective tax rate was below 26% for the third quarter of 2010, which was lower than the 34% effective rate in the first half of the year. The IRS concluded audits for the years 2005 (post spin-off) through 2007 and as a result, we decreased our liability for uncertain tax positions by $152 million, of which $16 million decreased our provision for income taxes, $112 million increased additional paid-in capital and the remaining amount was primarily a decrease to deferred tax assets. This resulted in approximately $0.06 favorability to Adjusted EPS and diluted EPS.

Cash Flows

For the nine months ended September 30, 2010, net cash provided by operating activities was $938 million and free cash flow was $824 million. Both measures include $407 million from net changes in operating assets and liabilities, primarily driven by a seasonal working capital benefit from our merchant hotel business. Free cash flow increased $67 million compared to the first nine months of the prior year primarily due to higher OIBA, 2009 occupancy tax assessment payments, lower cash tax payments and a net working capital benefit, partially offset by higher capital expenditures and payments made for legal settlements and restructuring. Cash and cash equivalents excluding amounts related to non-wholly owned subsidiaries was $843 million as of September 30, 2010.

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Recent Highlights

Global Presence

•

Gross bookings from the Expedia, Inc. international businesses totaled $2.5 billion in the third quarter, accounting for 36% of worldwide bookings, consistent with the prior year period. International revenues equaled $398 million, representing 40% of worldwide revenue, consistent with the prior year period.

•

Egencia® expanded the Egencia Global Alliance through strategic partnerships with local travel management companies in Denmark, Finland, Greece, Norway, Philippines, Poland, South Africa, Sweden and Thailand, giving Egencia a presence in 39 countries worldwide.

•	TripAdvisor launched localized sites in Korea, Russia, Singapore and Thailand and is now available to travelers in 24 countries and 17 languages.

Traveler Value Proposition and Innovation

•

Smarter Travel® Media, part of the TripAdvisor Media Network, launched private sale site SniqueAway™. This first-of-its-kind members-only site offers limited-time discounts exclusively on traveler-endorsed properties that have received a minimum four-star rating on TripAdvisor.com™.

•

Expedia® Affiliate Network (EAN) introduced EAN Package Rates, giving Expedia affiliate travel agencies, tour operators and transport providers the ability to bundle their own inventory with specially negotiated Expedia hotel package rates.

•	Hotwire® launched a mobile site giving consumers access to Hotwire’s full inventory of deeply-discounted hotel and car rates on their mobile devices.

•	Egencia introduced its Air Fare Benchmarking tool giving businesses in Europe a greater level of travel spend transparency by enabling users to actively monitor fare trends on frequently-used routes.

Media, Advertising and Distribution

•

TripAdvisor became the first-ever travel brand to reach 40 million unique monthly visitors to its site in a single month for July, and has also seen a 60% increase in the number of unique monthly visitors to the site since the beginning of 2010 (according to comScore Media Metrix July worldwide data).

•

Expedia finalized agreements to power travel bookings on Yahoo! Travel sites in France, Germany, Ireland, Italy, Spain and the U.K, as well as for Japan’s second largest online travel agency Kinki Nihon Tourist (KNT).

•

Expedia Affiliate Network signed private-label and co-branded agreements to provide full travel booking solutions for a number of international affiliates, including leading Japanese online travel agency, Appleworld; Royal Air Morocco; and Falabella Viajes, a Chile-based online travel site that serves travelers throughout several South American countries.

•

Expedia Media Solutions introduced product enhancements to TravelAds™, its paid search advertising program for hotels and resorts, increasing inventory volume, and driving record participation and revenue for the group.

Supply Portfolio

•

At quarter-end, Expedia global websites featured over 130,000 bookable properties, with over 55% operating under our merchant model and almost 25% representing agency properties where we have direct relationships. Expedia sites offer nearly 80,000 hotels between the EMEA and APAC countries.

•

Expedia Partner Services Group (PSG) signed global agreements with several notable hotel brands, including the world’s largest lodging franchisor, Wyndham Hotel Group; Magnuson Hotels, the world’s largest independent hotel group; and leading Japanese lodging chain JAL Hotels.

•	Expedia PSG signed partnership agreements with Moscow-based Transaero Airlines, Russia’s second-largest passenger airline company; and TAM Airlines, Brazil’s largest carrier.

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EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Revenue	$987,860	$852,428	$2,539,739	$2,257,908
Costs and expenses:
Cost of revenue (1)	190,033	169,436	516,634	461,711
Selling and marketing (1)	344,019	284,847	921,687	792,223
Technology and content (1)	93,297	78,637	267,508	234,190
General and administrative (1)	75,581	73,165	225,744	208,454
Amortization of intangible assets	8,126	9,588	25,498	27,959
Occupancy tax assessments and legal reserves	—	—	—	74,211
Restructuring charges	—	13,781	—	28,597

Operating income	276,804	222,974	582,668	430,563

Other income (expense):
Interest income	2,454	1,153	4,270	5,241
Interest expense	(26,993)	(21,180)	(68,405)	(63,630)
Other, net	(13,657)	(4,749)	(12,272)	(30,769)

Total other expense, net	(38,196)	(24,776)	(76,407)	(89,158)

Income before income taxes	238,608	198,198	506,261	341,405
Provision for income taxes	(60,584)	(80,385)	(152,285)	(141,995)

Net income	178,024	117,813	353,976	199,410
Net income attributable to noncontrolling interests	(1,474)	(799)	(3,769)	(2,110)

Net income attributable to Expedia, Inc.	$176,550	$117,014	$350,207	$197,300

Earnings per share attributable to Expedia, Inc. available to common stockholders:
Basic	$0.63	$0.41	$1.23	$0.69
Diluted	0.62	0.40	1.21	0.68
Shares used in computing earnings per share:
Basic	281,215	288,426	284,608	287,987
Diluted	286,284	293,728	289,893	290,835

Dividends declared per common share	$0.07	$—	$0.21	$—

(1) Includes stock-based compensation as follows:
Cost of revenue	$549	$505	$1,825	$1,730
Selling and marketing	3,027	2,974	10,462	9,745
Technology and content	3,210	3,315	10,840	11,903
General and administrative	6,235	7,725	23,437	23,289

Total stock-based compensation	$13,021	$14,519	$46,564	$46,667

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EXPEDIA, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	September 30, 2010	December 31, 2009
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$950,871	$642,544
Restricted cash and cash equivalents	15,234	14,072
Short-term investments	603,461	45,849
Accounts receivable, net of allowance of $14,686 and $14,562	408,089	307,817
Prepaid merchant bookings	118,174	88,971
Prepaid expenses and other current assets	112,493	125,796

Total current assets	2,208,322	1,225,049
Property and equipment, net	261,832	236,820
Long-term investments and other assets	225,083	48,262
Intangible assets, net	803,996	823,031
Goodwill	3,633,508	3,603,994

TOTAL ASSETS	$7,132,741	$5,937,156

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable, merchant	$823,416	$652,893
Accounts payable, other	212,379	160,471
Deferred merchant bookings	1,013,953	679,305
Deferred revenue	30,794	17,204
Accrued expenses and other current liabilities	299,681	325,184

Total current liabilities	2,380,223	1,835,057
Long-term debt	1,644,728	895,086
Deferred income taxes, net	237,121	223,959
Other long-term liabilities	98,815	233,328

Commitments and contingencies

Stockholders’ equity:
Preferred stock $.001 par value	—	—
Authorized shares: 100,000
Series A shares issued and outstanding: 1 and 1
Common stock $.001 par value	347	343
Authorized shares: 1,600,000
Shares issued: 347,356 and 342,812
Shares outstanding: 251,335 and 263,929
Class B common stock $.001 par value	26	26
Authorized shares: 400,000
Shares issued and outstanding: 25,600 and 25,600
Additional paid-in capital	6,112,162	6,034,164
Treasury stock - Common stock, at cost	(2,133,601)	(1,739,198)
Shares: 96,021 and 78,883
Retained earnings (deficit)	(1,265,826)	(1,616,033)
Accumulated other comprehensive income (loss)	(3,225)	3,379

Total Expedia, Inc. stockholders’ equity	2,709,883	2,682,681
Noncontrolling interest	61,971	67,045

Total stockholders’ equity	2,771,854	2,749,726

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,132,741	$5,937,156

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EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine months ended September 30,
	2010	2009
Operating activities:
Net income	$353,976	$199,410
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment, including internal-use software and website development	86,605	75,340
Amortization of stock-based compensation	46,564	46,667
Amortization of intangible assets	25,498	27,959
Deferred income taxes	8,975	(1,174)
Foreign exchange (gain) loss on cash and cash equivalents, net	20,231	(6,719)
Realized gain on foreign currency forwards	(7,170)	(30,372)
Other	(3,751)	8,490
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(113,742)	(95,210)
Prepaid merchant bookings, prepaid expenses and other current assets	(33,734)	(25,765)
Accounts payable, merchant	171,300	142,968
Accounts payable, other, accrued expenses and other current liabilities	36,176	111,782
Deferred merchant bookings	334,776	362,909
Deferred revenue	12,013	4,047

Net cash provided by operating activities	937,717	820,332

Investing activities:
Capital expenditures, including internal-use software and website development	(113,324)	(62,932)
Purchases of investments	(803,575)	(46,000)
Sales and maturities of investments	93,412	90,171
Acquisitions, net of cash acquired	(36,353)	(8,363)
Distributions from Reserve Primary Fund	5,482	9,083
Net settlement of foreign currency forwards	7,170	30,372
Other, net	(2,024)	1,687

Net cash provided by (used in) investing activities	(849,212)	14,018

Financing activities:
Proceeds from issuance of long-term debt, net of issuance costs	742,994	—
Credit facility repayments	—	(650,000)
Payment of dividends to stockholders	(59,825)	—
Treasury stock activity	(394,403)	(6,363)
Proceeds from exercise of equity awards	38,941	3,050
Purchase of additional interests in controlled subsidiaries	(77,859)	—
Excess tax benefit on equity awards	6,475	251
Changes in restricted cash and cash equivalents	(971)	(12,241)
Other, net	(14,360)	(6,306)

Net cash provided by (used in) financing activities	240,992	(671,609)
Effect of exchange rate changes on cash and cash equivalents	(21,170)	10,426

Net increase in cash and cash equivalents	308,327	173,167
Cash and cash equivalents at beginning of period	642,544	665,412

Cash and cash equivalents at end of period	$950,871	$838,579

Supplemental cash flow information
Cash paid for interest	$75,379	$77,352
Income tax payments, net	130,343	158,257

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Income Statement Trends

Transactions / Gross Bookings / Revenue

•	Merchant transactions accounted for 43% of total gross bookings and 68% of revenue in the third quarter, compared with 44% and 70% in the prior year period.

•

The mix of merchant bookings declined primarily from a higher mix of agency air bookings due in part to an increase in air ticket prices. The mix of merchant revenues declined due to higher relative growth in our advertising and media businesses.

Costs and Expenses

(Stock-based compensation expense has been excluded from all calculations and discussions below; some numbers may not add due to rounding.)

	Costs and Expenses			As a % of Revenue
	Three months ended September 30,			Three months ended September 30,
	2010	2009	Growth	2010	2009	Δ in bps
Cost of revenue	$189.5	$168.9	12%	19.2%	19.8%	(64)
Selling and marketing	341.0	281.9	21%	34.5%	33.1%	145
Technology and content	90.1	75.3	20%	9.1%	8.8%	28
General and administrative	69.3	65.4	6%	7.0%	7.7%	(66)

Total costs and expenses	$689.9	$591.6	17%	69.8%	69.4%	44

Cost of revenue (non-GAAP)

•	Cost of revenue increased 12% primarily due to higher costs related to credit card processing, customer services, telesales and people costs to support the growth in our transaction volumes.

•	We expect cost of revenue to increase in absolute dollars but decrease as a percentage of revenue for full year 2010.

Selling and Marketing (non-GAAP)

•

Indirect costs, including personnel in PSG, TripAdvisor, Egencia and our various leisure brands represented 25% of selling and marketing expense in the third quarter of 2010 and 24% in the third quarter of 2009.

•

The 21% increase in selling and marketing expense in the third quarter was primarily driven by an increase in search and affiliate marketing expenses, an increase in headcount for PSG and our global advertising & media businesses and expenses associated with the opening of a new global headquarters for our lodging supply group. The growth in our overall direct marketing spend in the third quarter was in support of our efforts to drive transaction growth.

•

We expect selling and marketing expense to increase in absolute dollars and as a percentage of revenue for full year 2010, in part due to approximately $20 million in relocation and other costs related to the opening of a new global headquarters for our lodging supply group.

Technology and Content (non-GAAP)

•

The 20% increase in technology and content expense was due primarily to increased personnel costs to support TripAdvisor and our worldwide transaction-based businesses, as well as increased depreciation expense associated with an increase in our capital expenditures.

•	We expect technology and content expense to increase in absolute dollars and as a percentage of revenue for full year 2010.

General and Administrative (non-GAAP)

•	The 6% increase in general and administrative expense was primarily driven by an increase in personnel costs.

•	We expect general and administrative expense to increase in absolute dollars but decrease as a percentage of revenue for full year 2010.

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Stock-Based Compensation Expense

•

Stock-based compensation expense relates primarily to expenses from restricted stock units (“RSUs”) and stock options. In 2009, we began using stock options as our primary form of annual stock-based compensation.

•	Stock-based compensation expense was $13 million in the third quarter of 2010, consisting of $8 million related to RSUs and $5 million related to stock options.

•

Assuming, among other things, no meaningful modification of existing awards, incremental grants or adjustments to forfeiture estimates, we expect annual stock-based compensation expense will be approximately $60 million in 2010.

Restructuring Charges

•

During the third quarter of 2009, in conjunction with the reorganization of our business around our global brands, we recognized restructuring charges of $14 million, primarily consisting of employee severance and benefits.

Interest Income and Interest Expense

•	Interest income in the third quarter of 2010 was higher compared to the same quarter of the prior year on higher average balances and a higher rate of average interest earned.

•

Interest expense of $27 million in third quarter 2010 increased $6 million compared to the $21 million incurred in the third quarter 2009. The increase was due to $750 million of additional debt issued by the company in August 2010.

Other, Net

•	Other, net was a $14 million loss in the third quarter 2010 compared with a $5 million loss in the prior year period. Both losses were primarily comprised of foreign exchange losses.

•

These foreign exchange impacts arise from the accounting re-measurement of our foreign denominated liabilities into U.S. dollars. We attempt to offset this re-measurement by holding foreign-denominated assets roughly equal to the liabilities, using both natural hedges (primarily cash), as well as foreign currency forward contracts where economically advantageous. Any difference between the liability and asset positions gives rise to a gain or loss during the quarter, and was a loss of approximately $1 million in the third quarter of 2010.

•

We also utilize forward contracts to hedge a portion of our foreign-denominated revenues from the changes in exchange rates between the time of hotel bookings and the associated stays (the “book to stay” impact). See Foreign Exchange below for additional detail. In the third quarter of 2010 we recognized $4 million in realized losses arising from forward contracts intended to hedge this book to stay impact, which amount is included in “other, net”. In addition, we recognized $9 million of unrealized losses on these revenue hedges, which amounts are intended to hedge the book-to-stay impact of future periods.

Income Taxes

•

The effective tax rate on GAAP pre-tax income was 25.4% for the third quarter compared with 40.6% in the prior year period. The lower rate was primarily due to a significant reversal of accruals for uncertain tax positions resulting from the conclusion of certain IRS audits, an increase in estimated earnings in jurisdictions outside the United States, as well as a decrease in accruals on continuing uncertain tax positions.

•

The effective tax rate on pre-tax adjusted net income (“ANI”) was 25.8% for the third quarter compared with 38.1% in the prior year period. The lower rate was primarily due to the same factors impacting the effective rate on GAAP pre-tax income.

•

The effective GAAP and ANI tax rates are lower than the 35% federal tax rate primarily due to a significant reversal of accruals for uncertain tax positions resulting from to the conclusion of certain IRS audits and an increase in estimated earnings in jurisdictions outside the United States, partially offset by state taxes.

•	Cash paid for income taxes in the first nine months of 2010 was $130 million, a decrease of $28 million from the prior year primarily due to the timing of estimated payments in the prior year period.

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Foreign Exchange

•	Foreign currency rate fluctuations negatively impacted our third quarter 2010 growth rates due primarily to year-over-year depreciation in the Euro and Pound.

•

Our revenue hedging program is designed to offset the book-to-stay impact on merchant hotel revenues. In the third quarter of 2010 we realized a loss from our hedging program of $4 million, which offset the book-to-stay gain. In the third quarter of 2009 we also realized a loss from our hedging program of $4 million, which offset approximately half of the book-to-stay gain in that quarter.

•	We include any realized gains or losses from our revenue hedging program in our calculation of OIBA.

Acquisitions

•

The results for the third quarter of 2010 include Kuxun™, which was acquired in the fourth quarter of 2009, and Holiday Lettings which was acquired in the second quarter of 2010. The impact on third quarter 2010 was not meaningful.

Balance Sheet Trends

Cash, Cash Equivalents, Restricted Cash and Short-Term Investments

•

Cash, cash equivalents, restricted cash and short-term investments totaled $1.57 billion at September 30, 2010. Of this amount, $157 million is held by several subsidiaries in which we have majority interests. We consolidate such amounts in our financial statements, but we do not consider this cash available for our working capital purposes.

•

The $867 million increase in cash, cash equivalents, restricted cash and short-term investments for the first nine months of 2010 primarily relates to the issuance of $750 million in senior notes in August 2010, as well as OIBA generation and our net working capital benefit driven by the typical seasonal increase in our merchant hotel business, partially offset by various financing and investing activities including share repurchases, purchase of marketable securities classified as long-term investments, cash taxes, capital expenditures and cash paid to acquire additional interests in controlled subsidiaries and for other acquisitions.

•	Short-term investments increased by $558 million from December 31, 2009, primarily due to investments in time deposits, corporate bonds and bearer deposit notes with maturities of less than one year.

•

The negative effect of foreign exchange on our cash balances was $21 million for the first nine months of 2010. This amount is included in “effect of exchange rate changes on cash and cash equivalents” on our statements of cash flows. This compares to a gain of $10 million in the prior period, reflecting higher foreign-denominated cash balances in the current year period as well as depreciation of foreign currencies in the first nine months of 2010. We hold foreign denominated cash balances to naturally hedge gains or losses on our foreign denominated liabilities. See Other, Net above for an explanation of our balance sheet hedging program.

Accounts Receivable

•

Accounts receivable increased $100 million from December 31, 2009 due to a seasonal increase in our business operations, primarily receivables from TripAdvisor clients, credit card receivables from growth in our merchant hotel business, receivables related to agency transactions (principally from airlines and global distribution systems) and receivables related to our managed corporate travel businesses.

Prepaid Merchant Booking, Prepaid Expenses and Other Current Assets

•	Prepaid merchant bookings increased $29 million from December 31, 2009, due primarily to a seasonal increase in our merchant air business.

Long-Term Investments and Other Assets

•	As of September 30, 2010 long-term investments and other assets includes $164 million related to corporate bond investments with maturities between one and four years.

•

The $177 million increase in long-term investments and other assets from December 31, 2009 relates primarily to our corporate bond investments, and to a lesser extent to capitalized debt issuance costs.

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Goodwill and Intangible Assets, Net

•	Goodwill increased $30 million from December 31, 2009 due primarily to acquisitions.

•	$689 million of intangible assets, net relates to intangible assets with indefinite lives, which are not amortized, principally trade names and trademarks.

•

$115 million of intangible assets, net relates to intangible assets with definite lives, which are generally amortized over a period of two to twelve years. The majority of this amortization is not deductible for tax purposes.

•

Amortization expense for definite-lived intangibles was $8 million for the third quarter of 2010 compared to $10 million for the prior year period. Assuming no impairments or additional acquisitions, we expect amortization expense of approximately $33 million in 2010.

Deferred Merchant Bookings and Accounts Payable, Merchant

•	Changes in deferred merchant bookings and accounts payable, merchant were a net source of cash of $506 million in the first nine months of 2010, consistent with the prior year period.

Accounts Payable, Other

•

Accounts payable, other primarily consists of payables related to our day-to-day business operations, and increased $52 million from December 31, 2009 primarily due to a seasonal increase in accrued marketing expenses.

Deferred Revenue

•

Deferred revenue relates to cash received for certain travel and advertising services, and increased $14 million from December 31, 2009 primarily due to receipts for TripAdvisor’s new business listings product.

Accrued Expenses and Other Current Liabilities

•

Accrued expenses and other current liabilities decreased $26 million from December 31, 2009 primarily due to our net balance decreases for accrued legal, severance, bonus and interest expense, partially offset by accruals for acquired companies.

Borrowings

•

In August, 2010, we amended our $750 million unsecured revolving credit facility, extending the maturity to August 2014, decreasing interest rate spreads and fees and modifying certain covenants and other terms. During the third quarter of 2010 there were no borrowings outstanding under this facility.

•

On August 2, 2010, we issued $750 million in senior unsecured notes bearing interest at 5.95% (“5.95% Notes”). The 5.95% Notes due 2020 are also included in long-term debt and pay interest semiannually in arrears on February 15 and August 15 of each year, commencing on February 15, 2011. The notes mature on August 15, 2020.

•

Long-term debt also includes $500 million in registered 7.456% Senior Notes due 2018, and $400 million in 8.5% Notes due 2016. Additional details related to long-term debt are included in our SEC filings.

•	Accrued interest related to these notes was $20 million at September 30, 2010 and is classified in “accrued expenses and other current liabilities” on our balance sheet.

Other Long-Term Liabilities and Noncontrolling Interest

•

Other long-term liabilities consist primarily of uncertain tax positions recorded according to income tax accounting standards. The balance decreased $135 million from December 31, 2009, primarily due to the resolution of certain IRS audits.

•

Noncontrolling interest relates to the minority ownership position in eLong, an entity in which we own a 65% interest (59% fully-diluted), and results for which are consolidated for all periods presented.

Common Stock

•	During the third quarter of 2010 we repurchased 8.2 million common shares for an aggregate purchase price of $194 million excluding transaction costs ($23.58 per share).

•

On October 25, 2010, the Executive Committee of Expedia’s Board of Directors authorized an additional share repurchase of up to 20 million shares. Including shares available under the August 2006 authorization, we currently have 23.4 million shares of repurchase capacity available.

•	On September 16, 2010 we paid a quarterly dividend of $20 million ($0.07 per common share).

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•

The Executive Committee of Expedia’s Board of Directors declared a cash dividend of $0.07 per share of outstanding common stock to be paid to stockholders of record as of the close of business on November 18, 2010, with a payment date of December 9, 2010. Based on our current shares outstanding we estimate the total payment for this quarterly dividend will be approximately $19 million. Future declaration of dividends and the establishment of future record and payment dates are subject to the final determination of Expedia’s Board of Directors.

•

There are approximately 26 million shares of Expedia Class B common stock outstanding, owned by a subsidiary of Liberty Media Corporation (“Liberty”). Class B shares are entitled to ten votes per share when voting on matters with the holders of Expedia common and preferred stock.

•

Through the common stock our Chairman and Senior Executive, Barry Diller, owns directly, as well as the common stock and Class B stock for which he has been assigned an irrevocable proxy from Liberty, Mr. Diller had a controlling 61% voting interest in Expedia, Inc. as of October 15, 2010.

Warrants

•

As of September 30, 2010 there were 32 million privately held warrants outstanding, which, if exercised in full, would entitle holders to acquire 16 million common shares of Expedia, Inc. for an aggregate purchase price of $411 million (an average of $25.56 per Expedia, Inc. common share). All of these warrants expire in May 2012.

Stock-Based Awards

•

At September 30, 2010 we had 24 million stock-based awards outstanding, consisting of stock options to purchase 19 million common shares with a $17.63 weighted average exercise price and weighted average remaining life of 5.2 years, and 4 million RSUs. In the first nine months of the year we have granted 5.7 million options.

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Expedia, Inc.

Trended Operational Metrics

(All figures in millions)

•

The following metrics are intended as a supplement to the financial statements found in this press release and in our filings with the SEC. In the event of discrepancies between amounts in these tables and our historical financial statements, readers should rely on our filings with the SEC and financial statements in our most recent earnings release.

•

We intend to periodically review and refine the definition, methodology and appropriateness of each of our supplemental metrics. As a result, metrics are subject to removal and/or change, and such changes could be material.

•	These metrics do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments.

•	Some numbers may not add due to rounding.

	2008		2009				2010			Y / Y
	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Growth
Number of Transactions	12.6	10.7	13.5	15.3	15.9	13.1	15.8	16.9	18.1	14%

Gross Bookings by Segment
Leisure	$5,031	$3,705	$4,904	$5,294	$5,570	$4,660	$6,161	$6,194	$6,401	15%
Egencia	382	315	321	330	344	389	471	489	491	43%

Total	$5,413	$4,020	$5,225	$5,623	$5,914	$5,049	$6,632	$6,683	$6,892	17%

Gross Bookings by Geography
Domestic	$3,497	$2,673	$3,562	$3,890	$3,793	$3,192	$4,257	$4,470	$4,410	16%
International	1,916	1,347	1,663	1,734	2,121	1,857	2,375	2,213	2,481	17%

Total	$5,413	$4,020	$5,225	$5,623	$5,914	$5,049	$6,632	$6,683	$6,892	17%

Gross Bookings by Agency/Merchant
Agency	$3,058	$2,455	$2,963	$3,199	$3,330	$3,065	$3,919	$4,022	$3,959	19%
Merchant	2,355	1,565	2,263	2,425	2,583	1,983	2,713	2,662	2,932	14%

Total	$5,413	$4,020	$5,225	$5,623	$5,914	$5,049	$6,632	$6,683	$6,892	17%

Revenue by Segment
Leisure	$749	$554	$559	$690	$769	$617	$613	$716	$863	12%
TripAdvisor *	85	62	86	90	97	80	114	125	139	44%
Egencia	27	25	25	27	27	29	34	36	35	28%
Corporate	(27)	(20)	(34)	(37)	(40)	(29)	(42)	(43)	(50)	N / A

Total	$833	$621	$636	$770	$852	$698	$718	$834	$988	16%

Revenue by Geography
Domestic	$533	$409	$446	$491	$515	$415	$468	$533	$590	15%
International	300	212	190	279	338	283	250	301	398	18%

Total	$833	$621	$636	$770	$852	$698	$718	$834	$988	16%

Revenue by Agency/Merchant/ Advertising
Agency	$169	$147	$154	$165	$175	$145	$168	$178	$196	12%
Merchant	585	408	408	527	595	475	451	547	675	14%
Advertising & Media Revenue (Net)	79	66	73	78	83	77	98	108	117	40%

Total	$833	$621	$636	$770	$852	$698	$718	$834	$988	16%

OIBA by Segment
Leisure *	$261	$189	$151	$228	$270	$197	$137	$214	$291	8%
TripAdvisor *	44	26	48	52	57	39	66	73	74	30%
Egencia	(0)	1	(1)	(0)	1	2	6	5	3	N / A
Corporate	(74)	(79)	(68)	(67)	(71)	(75)	(67)	(73)	(74)	N / A

Total	$231	$137	$130	$212	$256	$163	$143	$219	$294	15%

Worldwide Hotel (Merchant & Agency)
Room Nights	17.0	13.3	13.5	18.2	21.7	16.3	15.9	20.3	24.7	14%
Room Night Growth	14%	10%	13%	26%	27%	23%	18%	12%	14%	14%
ADR Growth	-2%	-10%	-18%	-19%	-14%	-9%	0%	2%	4%	4%
Revenue per Night Growth	-5%	-19%	-20%	-22%	-19%	-6%	-5%	-7%	0%	0%
Revenue Growth	8%	-12%	-10%	-1%	3%	16%	12%	4%	14%	14%

Worldwide Air (Merchant & Agency)
Tickets Sold Growth	-5%	-12%	-4%	13%	27%	32%	22%	6%	10%	10%
Airfare Growth	11%	-2%	-13%	-22%	-18%	-4%	9%	17%	9%	9%
Revenue per Ticket Growth	-2%	-4%	-14%	-29%	-28%	-26%	-13%	7%	4%	4%
Revenue Growth	-7%	-16%	-17%	-20%	-8%	-2%	6%	13%	14%	14%

*	TripAdvisor Revenue and OIBA include intersegment amounts and Leisure OIBA includes intersegment expenses; both of which are eliminated in consolidation. Those eliminations appear above in “Corporate” for Revenue by Segment.

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Notes & Definitions:

Number of Transactions – Quantity of purchases reported as booked, net of cancellations. Packages purchased using our packages wizard, which by definition include a merchant hotel, are recorded as a single transaction.

Gross Bookings – Total retail value of transactions booked for both agency and merchant transactions, recorded at the time of booking. Bookings include the total price due for travel, including taxes, fees and other charges, and are generally reduced for cancellations and refunds.

Leisure – Reflects results for travel products and services provided to customers of our leisure travel sites including Expedia branded sites, Hotels.com® branded sites, Hotwire, the Expedia Affiliate Network and other leisure brands.

TripAdvisor Media Network (“TripAdvisor”) – Reflects TripAdvisor.com and its international version sites, as well as acquired companies operated by TripAdvisor such as SmarterTravel and Kuxun.

Egencia – Reflects worldwide results for our managed corporate travel business.

Corporate – Includes intercompany eliminations as well as unallocated corporate expenses.

Worldwide Hotel metrics – Reported on a stayed basis, and include both merchant and agency model hotel stays.

Worldwide Air metrics – Reported on a booked basis and includes both merchant and agency air bookings.

Definitions of Non-GAAP Measures

Expedia, Inc. reports Operating Income Before Amortization, Adjusted Net Income, Adjusted EPS, Free Cash Flow and non-GAAP operating expenses (non-GAAP cost of revenue, non-GAAP selling and marketing, non-GAAP technology and content and non-GAAP general and administrative), all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business, on which internal budgets are based and by which management is compensated. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. The definitions of Operating Income Before Amortization and Adjusted Net Income were revised in the first quarter of 2009 to better reflect our current operations and take into consideration the impact of new accounting literature.

Operating Income Before Amortization (“OIBA”) is defined as operating income plus: (1) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans; (2) acquisition-related impacts, including (i) amortization of intangible assets and goodwill and intangible asset impairment, and (ii) gains (losses) recognized on changes in the value of contingent consideration arrangements; (3) certain infrequently occurring items, including restructuring; (4) charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain occupancy tax proceedings; and (5) gains (losses) realized on revenue hedging activities that are included in other, net.

We exclude the items listed above from OIBA because doing so provides investors greater insight into management decision making at Expedia. We believe OIBA is useful to investors because it is our primary internal metric by which management evaluates the performance of our business as a whole and our individual business segments, on which internal budgets are based, and by which management, including our Chief Executive Officer, is compensated. In addition, we believe that by excluding certain items, such as stock-based compensation and acquisition-related impacts, OIBA corresponds more closely to the cash operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced. Although depreciation is also a non-cash expense, it is included in OIBA because it is driven directly by the capital expenditure decisions made by management. OIBA has certain limitations in that it does not take into account the impact of certain expenses to our consolidated statements of operations. We endeavor to compensate for the limitation of the non-GAAP measure presented by also providing the comparable GAAP measure, GAAP financial statements, and descriptions of the reconciling items and adjustments, to derive the non-GAAP measure. However, OIBA should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP measures. Due to the high variability and difficulty in predicting certain items that affect net income / (loss), such as tax rates, stock price, foreign currency exchange rates and interest rates, Expedia, Inc. is unable to provide a reconciliation to net income / (loss) on a forward-looking basis without unreasonable efforts. We present a reconciliation of this non-GAAP financial measure to GAAP below.

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Adjusted Net Income generally captures all items on the statements of operations that occur in normal course operations and have been, or ultimately will be, settled in cash and is defined as net income/(loss) attributable to Expedia, Inc. plus net of tax: (1) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans; (2) acquisition-related impacts, including (i) amortization of intangible assets, including as part of equity-method investments, and goodwill and intangible asset impairment, (ii) gains (losses) recognized on changes in the value of contingent consideration arrangements, and (iii) gains (losses) recognized on noncontrolling investment basis adjustments when we acquire controlling interests; (3) mark to market gains and losses on derivative instruments assumed at Spin-off; (4) currency gains or losses on U.S. dollar denominated cash or investments held by eLong; (5) certain other infrequently occurring items, including restructuring charges; (6) charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain occupancy tax proceedings; (7) discontinued operations; and (8) the noncontrolling interest impact of the aforementioned adjustment items. We believe Adjusted Net Income is useful to investors because it represents Expedia, Inc.’s combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of other non-cash expenses, infrequently occurring items and items not directly tied to the core operations of our businesses.

Adjusted EPS is defined as Adjusted Net Income divided by adjusted weighted average shares outstanding, which include dilution from options and warrants per the treasury stock method and include all shares relating to RSUs in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of non-cash expenses not directly tied to the core operations of our businesses. Adjusted Net Income and Adjusted EPS have similar limitations as OIBA. In addition, Adjusted Net Income does not include all items that affect our net income / (loss) and net income / (loss) per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of operations.

Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.

Non-GAAP cost of revenue, selling and marketing, technology and content and general and administrative expenses excluding stock-based compensation exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under applicable stock-based compensation accounting standards. Expedia, Inc. excludes stock-based compensation expenses from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. In addition, due to historical accounting charges and credits related to our spin-off from IAC, changes in forfeiture estimates and other events, stock-based compensation has been highly variable in some historical quarters, impairing year-on-year and quarter-to-quarter comparability. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting applicable stock-based compensation accounting standards, management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. There are certain limitations in using financial measures that do not take into account stock-based compensation, including the fact that stock-based compensation is a recurring expense and a valued part of employees’ compensation. Therefore it is important to evaluate both our GAAP and non-GAAP measures. See the Note to the Consolidated Statements of Operations for stock-based compensation by line item.

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Tabular Reconciliations for Non-GAAP Measures

Operating Income Before Amortization

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
	(In thousands)
OIBA	$293,650	$256,426	$655,666	$598,629
Amortization of intangible assets	(8,126)	(9,588)	(25,498)	(27,959)
Stock-based compensation	(13,021)	(14,519)	(46,564)	(46,667)
Occupancy tax assessments and legal reserves	—	—	—	(74,211)
Restructuring charges	—	(13,781)	—	(28,597)
Realized (gain) loss on revenue hedges	4,301	4,436	(936)	9,368

Operating income	276,804	222,974	582,668	430,563

Interest expense, net	(24,539)	(20,027)	(64,135)	(58,389)
Other, net	(13,657)	(4,749)	(12,272)	(30,769)
Provision for income taxes	(60,584)	(80,385)	(152,285)	(141,995)
Net income attributable to noncontrolling interests	(1,474)	(799)	(3,769)	(2,110)

Net income attributable to Expedia, Inc.	$176,550	$117,014	$350,207	$197,300

Adjusted Net Income & Adjusted EPS

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
	(in thousands, except per share data)
Net income attributable to Expedia, Inc.	$176,550	$117,014	$350,207	$197,300
Amortization of intangible assets	8,126	9,588	25,498	27,959
Stock-based compensation	13,021	14,519	46,564	46,667
Restructuring charges	—	13,781	—	28,597
Occupancy tax assessments and legal reserves	—	—	—	74,211
Noncontrolling investment basis adjustment	—	—	—	5,158
Foreign currency loss on U.S. dollar cash balances held by eLong	1,358	137	2,105	9
Amortization of intangible assets as part of equity method investments	—	—	—	458
Noncontrolling interests	(954)	(521)	(2,173)	(826)
Provision for income taxes	(6,838)	(9,623)	(23,922)	(58,091)

Adjusted net income	$191,263	$144,895	$398,279	$321,442

GAAP diluted weighted average shares outstanding	286,284	293,728	289,893	290,835
Additional restricted stock units	3,470	5,925	3,989	6,846

Adjusted weighted average shares outstanding	289,754	299,653	293,882	297,681

Diluted earnings per share	$0.62	$0.40	$1.21	$0.68
Adjusted earnings per share	$0.66	$0.48	$1.36	$1.08

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Free Cash Flow

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
	(in thousands)
Net cash provided by operating activities	$4,384	$(24,218)	$937,717	$820,332
Less: capital expenditures	(40,196)	(20,880)	(113,324)	(62,932)

Free cash flow	$(35,812)	$(45,098)	$824,393	$757,400

Non-GAAP cost of revenue, selling and marketing, general and administrative and technology and content expenses excluding stock-based compensation

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
	(in thousands)
Cost of revenue	$190,033	$169,436	$516,634	$461,711
Less: stock-based compensation	(549)	(505)	(1,825)	(1,730)

Cost of revenue excluding stock-based compensation	$189,484	$168,931	$514,809	$459,981

Selling and marketing expense	$344,019	$284,847	$921,687	$792,223
Less: stock-based compensation	(3,027)	(2,974)	(10,462)	(9,745)

Selling and marketing expense excluding stock-based compensation	$340,992	$281,873	$911,225	$782,478

Technology and content expense	$93,297	$78,637	$267,508	$234,190
Less: stock-based compensation	(3,210)	(3,315)	(10,840)	(11,903)

Technology and content expense excluding stock-based compensation	$90,087	$75,322	$256,668	$222,287

General and administrative expense	$75,581	$73,165	$225,744	$208,454
Less: stock-based compensation	(6,235)	(7,725)	(23,437)	(23,289)

General and administrative expense excluding stock-based compensation	$69,346	$65,440	$202,307	$185,165

Conference Call

Expedia, Inc. will audiocast a conference call to discuss third quarter 2010 financial results and certain forward-looking information on Thursday, October 28, 2010 at 2:00 p.m. Pacific Time (PT). The audiocast will be open to the public and available via www.expediainc.com/ir. Expedia, Inc. expects to maintain access to the audiocast on the IR website for approximately three months subsequent to the initial broadcast.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance. These forward-looking statements are based on management’s expectations as of October 28, 2010 and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “intends” and “expects,” among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income / (loss), earnings per share and other measures of results of operations and the prospects for future growth of Expedia, Inc.’s business.

Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others: continued or prolonged adverse economic conditions leading to decreased consumer and business spending; changes in Expedia, Inc.’s relationships and contractual agreements with travel suppliers or GDS partners; adverse changes in senior management; the rate of growth of online travel; our inability to recognize the benefits of our investment in technologies; changes in the competitive environment,

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the e-commerce industry and broadband access and our ability to respond to such changes; declines or disruptions in the travel industry (including those caused by adverse weather, natural disasters including volcanic eruptions, bankruptcies, health risks, war and/or terrorism); the rate of online migration in the various geographies and markets in which Expedia, Inc. operates, including Eastern Europe and Asia; fluctuations in foreign exchange rates; risks related to our long term indebtedness, including the ability to access funds as and when needed; changing laws, rules and regulations and legal uncertainties relating to our business; changes in search engine algorithms and dynamics; risks relating to a failure to perform of third parties to our financial and/or service agreements; the use of fraudulent credit cards on Expedia, Inc.’s websites; Expedia, Inc.’s ability to expand successfully in international markets; possible adverse impacts resulting from, among other events, platform migration; failure to realize cost efficiencies, including from any restructuring activities; the successful completion of any future corporate transactions or acquisitions; the integration of current and acquired businesses; and other risks detailed in Expedia, Inc.’s public filings with the SEC, including Expedia, Inc.’s annual report on Form 10-K for the year ended December 31, 2009 and subsequent Forms 10-Q.

Except as required by law, Expedia, Inc. undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

About Expedia, Inc.

Expedia, Inc. is the largest online travel company in the world with a brand portfolio that includes more than 90 localized Expedia.com- and Hotels.com-branded sites; leading U.S. discount travel site Hotwire®; leading agency hotel company Venere.com™; Egencia®, the world’s fifth largest corporate travel management company; the world’s largest travel community TripAdvisor® Media Network; destination activities provider ExpediaLocalExpert®; luxury travel specialist Classic Vacations®; and China’s second largest booking site eLong™. The company delivers consumers value in leisure and business travel, drives incremental demand and direct bookings to travel suppliers, and provides advertisers vast opportunity to reach the most valuable audience of in-market travel consumers anywhere through TripAdvisor and Expedia Media Solutions. Expedia also powers bookings for some of the world’s leading airlines and hotels, top consumer brands, high traffic websites, and thousands of active affiliates through Expedia® Affiliate Network. (NASDAQ: EXPE)

Trademarks and logos mentioned herein are the property of their respective owners.

© 2010 Expedia, Inc. All rights reserved. CST: 2029030-50

Contacts

Investor Relations	Communications
(425) 679-3555	(425) 679-4317
ir@expedia.com	press@expedia.com

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